UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 31, 2007
Hythiam, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California		90025

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(310) 444-4300
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Hythiam, Inc. disclosed that the Texas legislature has approved its new fiscal budget, including $2 million in funding that can be used for the PROMETA® protocols within diversion programs by the Texas Department of Criminal Justice. Based upon the expectation that this budget will be signed into law shortly, funding will become available September 1, 2007. Texas will be the third state to allocate funding that can be used towards PROMETA-based treatment programs.
This initial funding from the state comes in parallel to an ongoing pilot program on the PROMETA protocol for stimulant dependence for adoption and use as a treatment alternative by the probation, corrections, and re-entry programs in Collin County, Texas. Hythiam anticipates that results from this pilot, and the expected availability later this year of double-blind placebo controlled data on the PROMETA protocols, will serve to expand the funding and adoption of the protocols in Texas and other states.
Hythiam’s focus on government opportunities is a reinforcement of the company’s core mission of bringing substance dependence treatment to those who need it the most. Often this is the socio-economically disadvantaged populations that have the least resources to access treatment. While early adoption has begun in criminal justice programs, Hythiam is also currently pursuing initiatives within state healthcare, social services and other special populations.
Except for statements of historical fact, the matters discussed above are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYTHIAM, INC.
Date: May 31, 2007	By:	/s/ CHUCK TIMPE
Chuck Timpe
Chief Financial Officer